UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

1-12340

(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of registrant’s principal executive office)

(802) 244-5621

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2008, Green Mountain Coffee Roasters, Inc. (the “Company”) entered into an Asset Purchase Agreement with Tully’s Coffee Corporation, a Washington corporation (“Tully’s”) and Tully’s Bellaccino, LLC, a Washington limited liability company and wholly-owned subsidiary of Tully’s (the “Purchase Agreement”) pursuant to which the Company agrees to acquire the Tully’s coffee brand and certain assets related to the Tully’s wholesale business for a total purchase price of $40.3 million, paid in cash. The purchase price is subject to an inventory adjustment to be calculated within 120 days of closing. The Tully’s retail business will continue to operate under license and supply agreements with the Company, which will be executed in connection with the closing.

The Purchase Agreement contains customary representations, warranties and covenants, and is subject to customary closing conditions, including the approval of the Tully’s shareholders. Subject to certain limitations, each party has also agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters. Under the terms of the Purchase Agreement, $3.5 million of the purchase price will be deposited into escrow at the closing and will be available to satisfy any indemnification claims against Tully’s under the Purchase Agreement for a period of up to 12 months.

In connection with the execution of the Purchase Agreement, the Company has entered into a voting agreement with Tom T. O’Keefe, the Chairman of the Board of Directors of Tully’s, who holds approximately an aggregate of 10% of Tully’s outstanding shares on an as-converted to common stock basis and approximately 20% of the Tully’s common stock pursuant to which he has agreed to vote his shares in favor of the adoption and approval of the Purchase Agreement at the Tully’s shareholder meeting.

The Company intends to finance the consideration paid pursuant to the Purchase Agreement through its existing $225 million senior revolving credit facility.

A copy of press release announcing the transaction is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated September 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:  /s/    Frances G. Rathke

        Frances G. Rathke

        Chief Financial Officer

Date:  September 15, 2008

Exhibits

99.1	Press Release of the Company dated September 15, 2008.